SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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ISCO INTERNATIONAL, INC.

(Name Of Registrant As Specified In Its Charter)

(Name Of Person(S) Filing Proxy Statement, if Other Than the Registrant)

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451 Kingston Court

Mt. Prospect, Illinois 60056

May 8, 2002

Dear Stockholder:

      On behalf of the board of directors, I cordially invite you to attend the 2002 Annual Meeting of Stockholders of ISCO International, Inc., to be held on Tuesday, June 11, 2002, beginning at 10:00 a.m., local time, at the Doubletree Guest Suites, 1400 Milwaukee Avenue, Glenview, IL 60025.

      The matters that we expect will be acted upon at the meeting are described in the attached Proxy Statement and include:

(1)	To elect three Class III directors to the Company’s board of directors for a term of three (3) years and until their successors are duly elected and qualified;

(2)	To authorize the board of directors to amend the Company’s Certificate of Incorporation to effect a reverse stock split of all of the issued and outstanding shares of the Company’s Common Stock for the purpose of increasing the market price of the Company’s Common Stock and seeking approval of the Company’s application to list the Company’s Common Stock on the American Stock Exchange. The reverse split, if effected, would be in one of the following ratios:

(i)	every ten (10) issued and outstanding shares to be exchanged for one (1) share;

(ii)	every six (6) issued and outstanding shares to be exchanged for one (1) share.

The board of directors would retain sole discretion to not implement a reverse stock split or to elect to implement either of the approved reverse stock split ratios at any time before the first anniversary of the Annual Meeting without further approval or authorization of the Company’s stockholders.

(3)	To approve an amendment to the Company’s Certificate of Incorporation to permit stockholder action to be taken without an annual or special meeting;

(4)	To ratify the appointment by the board of directors of Grant Thornton LLP as the independent auditors of the Company’s financial statements for the fiscal year ending December 31, 2002; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL OF THE PROPOSALS IN THE PROXY STATEMENT.

      It is important that your shares be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope.

      Your vote is very important, regardless of the amount of stock that you own.

      We believe we have made great strides over the past few years to get our financial house in order and to refocus our efforts on the potential opportunities that lie ahead. Your support for the proposals described in the Proxy Statement is essential for us to continue with this program. Please return your proxy card as soon as possible.

Sincerely,

George Calhoun
Chairman of the Board and
Chief Executive Officer

PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2002

To the Stockholders of

ISCO International, Inc.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ISCO International, Inc. (the “Company”), a Delaware corporation, will be held at the Doubletree Guest Suites, 1400 Milwaukee Avenue, Glenview, IL 60025 beginning at 10:00 a.m., local time, for the following purposes:

(1)	To elect three Class III directors to the Company’s board of directors for a term of three (3) years and until their successors are duly elected and qualified;

(2)	To authorize the board of directors to amend the Company’s Certificate of Incorporation to effect a reverse stock split of all of the issued and outstanding shares of the Company’s Common Stock for the purpose of increasing the market price of the Company’s Common Stock and seeking approval of the Company’s application to list the Company’s Common Stock on the American Stock Exchange. The reverse split, if effected, would be in one of the following ratios:

(i)	every ten (10) issued and outstanding shares to be exchanged for one (1) share;

(ii)	every six (6) issued and outstanding shares to be exchanged for one (1) share.

The board of directors would retain sole discretion to not implement a reverse stock split or to elect to implement either of the approved reverse stock split ratios at any time before the first anniversary of the Annual Meeting without further approval or authorization of the Company’s stockholders.

(3)	To approve an amendment to the Company’s Certificate of Incorporation to permit stockholder action to be taken without an annual or special meeting;

(4)	To ratify the appointment by the board of directors of Grant Thornton LLP as the independent auditors of the Company’s financial statements for the fiscal year ending December 31, 2002; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The board of directors has fixed the close of business on April 29, 2002 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record of the Company as of the close of business on April 29, 2002 will be entitled to vote at the Annual Meeting. The Company will maintain a complete list of its stockholders entitled to vote at the Annual Meeting at its headquarters located at 451 Kingston Court, Mt. Prospect, IL for ten days prior to the date of the Annual

Meeting. If the Company has to adjourn the Annual Meeting, then it will take action on the items described above on the date to which the Annual Meeting is adjourned.

By Order of the Board of Directors,

/s/ FRANK CESARIO

Frank Cesario, Secretary

Mt. Prospect, IL

May 8, 2002

451 KINGSTON COURT

MT. PROSPECT, ILLINOIS 60056

PROXY STATEMENT

      The accompanying proxy is solicited on behalf of the board of directors of ISCO International, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on June 11, 2002 at the Doubletree Guest Suites, 1400 Milwaukee Avenue, Glenview, IL 60025, and any adjournment or postponement thereof. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about May 8, 2002.

      Record Date and Outstanding Shares. The board of directors has fixed the close of business on April 29, 2002 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, the Company had outstanding 147,944,927 shares of common stock, par value $.001 per share, including attached preferred stock purchase rights (the “Common Stock”).

      Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. As of the Record Date, none of the Company’s Preferred Stock, par value $.001 per share, was outstanding.

      Voting of Proxies. Dr. George Calhoun and Mr. Frank Cesario, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the board of directors of the Company to serve in such capacity. Dr. Calhoun and Mr. Cesario are officers of the Company and Dr. Calhoun is also Chairman of the board of directors. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the board of directors contained in this Proxy Statement.

      Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

      Required Vote. The affirmative vote of a plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for director. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon (73,972,464 shares as of the Record Date) is required to approve each of the amendments to the Company’s certificate of incorporation (the “Certificate of Incorporation”). The affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy at the Annual Meeting and entitled to vote on the matters is required to approve the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors.

      Quorum; Abstentions and Broker Non-Votes. A majority of the shares of Common Stock issued and outstanding as of the Record Date is required to transact business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting.

      Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the election of directors, but will have the same effect as votes “against” the proposals to approve amendments to the Certificate of Incorporation. In the case of the ratification of the appointment of the independent auditors, abstentions will have the effect of votes against the proposal, but broker non-votes will have no effect on the outcome.

      Stockholder List. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting during ordinary business hours commencing June 1, 2002 and continuing through the date of the Annual Meeting at the principal offices of the Company, 451 Kingston Court, Mt. Prospect, Illinois 60056.

Who Can Help Answer Your Questions?

      If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Corporate Secretary, Frank Cesario, 451 Kingston Court, Mt. Prospect, Illinois 60056, telephone (847) 391-9400.

Annual Report

      The Company’s Annual Report to Stockholders for the year ended December 31, 2001, accompanies this Proxy Statement.

A Warning About Forward-Looking Statements

      The Company makes forward-looking statements in this document. These forward-looking statements are subject to risks and uncertainties, including those that are enumerated under the heading “Risk Factors” in the Company’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2001 and in the Company’s other filings with the Securities and Exchange Commission and the uncertainty as to whether certain discussions by the Company will lead to, or result in consummation of any strategic business opportunities. Such risks and uncertainties could cause actual results to differ materially from those projected. Therefore, there can be no assurance that such statements will prove to be correct. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “believes,” “anticipates,” “expects” and “intends,” or the negative of such terms and similar terminology. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

PROPOSAL 1

ELECTION OF DIRECTORS

      The board of directors currently consists of seven directors. Article Seven of the Certificate of Incorporation provides that the board of directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, three Class III directors are to be elected for a term of three years expiring at the 2005 Annual Meeting of Stockholders. The board of directors recommends that the stockholders vote “FOR” the election of the nominees named in this Proxy Statement to continue to serve as directors of the Company. See “Nominees for Election” below.

      The Class I and Class II directors whose terms of office expire in 2003 and 2004, respectively, will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See “Other Directors” below.

      If at the time of the Annual Meeting a nominee should be unable or decline to serve, a proxy named on the proxy card accompanying this Proxy Statement will vote for such substitute nominee as the board of directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the board of directors, as the board of directors recommends. The board of directors has no reason to believe that any of the nominees will be unable or will decline to serve as directors if elected.

Nominees for Election

      The name of each nominee for the office of Class III director, together with certain information concerning such nominees, is set forth below:

			Served as
Name	Age	Position with the Company	Director Since

Mark D. Brodsky	48	Director	1999
Daniel Spoor	46	Director	2000
Stuart Chase Van Wagenen	46	Director	2001

      Mr. Brodsky has served as a director of the Company since November 1999, and was previously a director between June 1998 and March 1999. Since 1996, he has been a Portfolio Manager at Elliott Management Corporation (“Elliott Management”). In that capacity, Mr. Brodsky provides services for the benefit of Elliott Associates, L.P. (“Elliott Associates”) and Elliott International, L.P. (f/k/a Westgate International, L.P.)(“Elliott International”). Elliott Associates and Elliott International are institutional investment firms having combined capital of $2.5 billion, and are two of the three principal investors in the Company. Prior to joining Elliott Management, Mr. Brodsky served for two years as a Vice President and Partner at Dickstein Partners, L.P., another investment institution. Prior to Dickstein, he practiced law for 16 years, primarily at Kramer, Levin, Naftalis & Frankel in New York City, where he was a partner for several years. Mr. Brodsky holds a J.D. degree, cum laude, from Harvard Law School and an M.A. and B.A. in Political Science, summa cum laude, from the University of Pennsylvania.

      Mr. Spoor has served as a director of the Company since December 2000. Mr. Spoor was appointed President and Chief Executive Officer of Lockheed Martin Canada Inc. in December 1999. Lockheed Martin Canada is a highly diversified global enterprise principally engaged in the research, design, manufacture, and integration of advanced-technology products. Prior to becoming Lockheed Martin Canada’s President and CEO in 1999, Mr. Spoor was Vice President-Operations for the Lockheed Martin Electronics Sector and held executive positions at the Lockheed Martin Ocean, Radar & Sensor Systems business, Vice President-Traffic Management and Vice President-Manufacturing Operations. From 1989 to 1995, Mr. Spoor was Vice President with General Signal. Earlier, during his 12 years with General Electric, he held a variety of management positions. Mr. Spoor earned a B.S. degree in Mechanical Engineering from Clarkson University, and an M.B.A. from the University of South Carolina. Mr. Spoor is a member of the Audit Committee.

      Mr. Van Wagenen was elected to the Board in August 2001. Mr. Van Wagenen is president and founder of Stuart Chase Properties, Inc., Cleveland, Ohio, a wealth management and trust advisory services firm. Mr. Van Wagenen has extensive investment and operating experiences, including the formation of Spectral Solutions, Inc. and its subsequent sale to the Company in June, 1999. His firm’s client portfolios include diverse investments in real estate, technology, oil and gas, fast food restaurants, managed funds, publicly-traded securities, and other industries. He is a trustee of the Western Reserve Historical Society. Mr. Van Wagenen received his J.D. from Case Western Reserve University in 1981 and his B.A. from The Ohio State University. Mr. Van Wagenen is a member of the Audit Committee.

Other Directors

      The following persons will continue to serve as directors of the Company after the Annual Meeting until their respective terms expire (as indicated below) or until their successors are duly elected and qualified.

			Served as
			Director	Term
Name	Age	Position with the Company	Since	Expires

George M. Calhoun	49	Director, Chairman of the Board and Chief Executive Officer	1999	2003
Dan Gropper	31	Director	2002	2003
Howard S. Hoffmann	48	Director	1998	2004
Tom L. Powers	65	Director	1996	2004

      Dr. Calhoun has served as a director and as the Chief Executive Officer of the Company since November 1999 and as Chairman since November 2000. He has more than 20 years of experience in high-tech wireless systems development, beginning in 1980 as the co-founder of InterDigital Communications Corporation (Nasdaq: IDCC), where he participated in the development of the first commercial application of digital TDMA radio technology, and introduced the first wireless local loop system to the North American telecommunications industry. While at InterDigital, Dr. Calhoun held a number of executive positions, including Senior Vice-President of the North American business unit, Senior VP of technology & strategy, and President of IMM Technology, an intellectual property and licensing subsidiary. In 1992, Dr. Calhoun joined Geotek Communications to help lead its technology development program for a spread spectrum frequency hopping radio system for fleet applications. Dr. Calhoun was a Director and Vice-Chairman of Geotek (which filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in 1998), and served as the Chairman of the company’s engineering joint venture in Israel, PowerSpectrum Technologies, Ltd. until 1998. In 1998, Dr. Calhoun founded Davinci Solutions, LLC, a consulting firm focused on wireless and Internet technology companies. Dr. Calhoun is also Chairman of ExpertCall LLC, an Internet start-up focused on B2B customer care applications. He is the author of two technical books on digital wireless technology, and of the forthcoming Third Generation Wireless Systems: Volume I, Post-Shannon Architectures. Dr. Calhoun holds a Ph.D. in Systems Science from the Wharton School at the University of Pennsylvania, as well as a B.A. from the same university. Dr. Calhoun is a member of the board of directors of Airnet Communications Corp. (Nasdaq: ANCC).

      Mr. Gropper has served as a director of the Company since April 2002. Since 1995, he has been employed by Elliott Management Corporation (“Elliott Management”) first as an Analyst, and since 1998 as a Portfolio Manager. In his capacity as a Portfolio Manager, Mr. Groper provides services for the benefit of Elliott Associates, L.P. (“Elliott Associates”) and Elliott International, L.P. (“Elliott International”). Elliott Associates and Elliott International are institutional investment firms having combined capital of $2.5 billion, and are two of the three principal investors in the Company. Prior to joining Elliott Management, Mr. Gropper was an Associate in the Investment Banking Department of Interstate/ Johnson Lane. Prior to Interstate, he was an Analyst in the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. Mr. Gropper currently serves as a director of Atlantic Gulf Communities Corp. Mr. Gropper holds a B.S. in Commerce with Distinction from the University of Virginia.

      Mr. Hoffmann has served as a director of the Company since July 1998. Mr. Hoffmann is currently a principal of Nightingale & Associates, LLC, a management consulting firm. Mr. Hoffmann has been a member of the board of directors of Vision Twenty-One, Inc. (OTCBB: EYES) since September 2000 and was appointed Chairman of the Board in February 2001. Mr. Hoffmann has over 20 years of financial, operational and general management experience in a wide range of industries including computer hardware and software, consumer products, financial services, distribution and transportation. He joined Nightingale & Associates in 1990 after serving as interim Chief Financial Officer of two privately held businesses. Mr. Hoffmann began his career with Irving Trust Company as a commercial lending officer and later served as Vice President, Corporate Lending at Bank of America in the high technology group. More recently, he served as Chief Financial Officer of Applications Systems, Inc., an information technology firm operating in seven European countries, and as interim Chief Financial Officer and Chief Operating Officer of a $100 million consumer products company with international operations. Mr. Hoffmann holds a B.A. degree in Mathematics and Economics from the University of California — Santa Barbara and an M.B.A. in Finance from the University of Pennsylvania, Wharton Graduate School of Business. Mr. Hoffmann is the Chairman of the Audit Committee and a member of the Compensation Committee.

      Mr. Powers has served as a director of the Company since October 1996. From 1993 to 1999, he was an Associate Director of the Advanced Manufacturing Center at New Mexico State University in Las Cruces, New Mexico. He is on the board of directors of Material Recovery of North America, a start up company in New Mexico, and is a consultant to a number of companies in the telecommunications industry. From 1989 to 1991, Mr. Powers was President of the cellular systems business unit of AT&T Network Systems Group, now known as Lucent Technologies, Inc. Under his leadership, the business unit became the market leader in wireless infrastructure equipment in the United States, opened markets internationally and introduced the industry’s first digital cellular system. In 1983, he became Vice President of a joint venture between AT&T and Philips Telecommunications B.V. located in the Netherlands. He joined AT&T in 1958 as a member of the technical staff of Bell Laboratories and went on to management positions in consumer products, customer switching systems engineering and network planning. Mr. Powers holds a M.E.E. degree in Electrical Engineering for New York University and a B.S. degree in Electrical Engineering from the University of Arkansas. Mr. Powers is a member of the Compensation Committee and serves as its Chairman.

      Director Compensation. During 2001, the Company did not provide any cash compensation to its directors for their service on the board of directors. Each director of the Company who is not an employee of the Company (a “Non-Employee Director”) participates in the Illinois Superconductor Corporation 1993 Stock Option Plan (the “Plan”). The Plan provides for the automatic grant of non-qualified stock options (“NQSOs”) to each Non-Employee Director who is re-elected or continues to serve as a director because his or her term has not expired in consideration of his or her service on the board of directors to purchase 40,000 shares of Common Stock at the reported closing price of the Common Stock on the date of each annual meeting of the stockholders of the Company, provided that no such automatic grant shall be made to a Non-Employee Director who is first elected to the board of directors at the first such meeting or was first elected to the board of directors within three months prior to such annual meeting. This amount was increased from 10,000 shares to 40,000 shares in February 2001 with such options to vest monthly over a two year period from the date of grant.

      In addition, the Plan was also amended in May 2001 to provide for the automatic grant of NQSOs to each Non-Employee Director who is appointed or continues to serve on a committee of the board of directors in consideration of his or her service on a committee to purchase 5,000 shares of Common Stock at the reported closing price of the Common Stock on the date of each annual meeting of the stockholders of the Company, provided that no such automatic grant shall be made to a Non-Employee Director who was first appointed to the committee within three months prior to such annual meeting. These stock options vest monthly over a two year period from the date of grant and expire ten years from the date of grant.

      Pursuant to the Plan as in effect in 2001, Messrs. Powers, Brodsky, Spoor and Hoffmann were each granted an option to purchase 40,000 shares of Common Stock on June 22, 2001 at an exercise price of $1.44. Mr. Van Wagenen was granted an option to purchase 40,000 shares of Common Stock on August 22, 2001 at an exercise price of $1.20 when he became a director. Mr. Gropper was granted an option to purchase 40,000 shares of Common Stock on April 2, 2002 at an exercise price of $0.78 when he became a director. In addition, Mr. Hoffmann was granted two options to purchase 5,000 shares of Common Stock on June 22, 2001 at an exercise price of $1.44 for his service on the Audit and Compensation Committee during 2001 and Messrs. Powers and Spoor were each granted an option to purchase 5,000 shares of Common Stock on June 22, 2001 at an exercise price of $1.44 for their respective service on the Compensation Committee and Audit Committee. Additionally, Mr. Van Wagenen was granted an option to purchase 5,000 shares of Common Stock on January 29, 2002 at an exercise price of $0.50 per share when he became a member of the audit committee. In addition, each Non-Employee Director may also be granted additional stock options at the discretion of the board; provided, however, that during any calendar year, stock options for no more than 500,000 shares of Common Stock may be granted to any individual Non-Employee Director. The terms of such discretionary stock option grants shall be determined by the board of directors. Mr. Brodsky was granted an additional option to purchase 200,000 shares of Common Stock on June 22, 2001 at an exercise price of $1.44 on account of his special service to the Corporation in his capacity as a director.

      All Non-Employee Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

      Meetings. During the year ended December 31, 2001, the board of directors held 16 meetings. Each director attended at least 75% of the aggregate of the number of board meetings (during the period of his service as a director) and the total number of meetings of committees on which he served that were held (during the period of his service as a member of such committee) during 2001.

      Committees of the Board of Directors. The board of directors has established an Audit Committee and a Compensation Committee, each of which is comprised entirely of Non-Employee Directors. The Audit Committee consists of Mr. Hoffmann (Chairman), Mr. Spoor, and as of January 2002, Mr. Van Wagenen. The Compensation Committee consists of Messrs. Powers (Chairman) and Hoffmann. The Company does not have a standing Nominating Committee.

      The Audit Committee generally has responsibility for recommending independent auditors to the board of directors for selection, reviewing the plan and scope of the audit, reviewing the Company’s audit and control functions, oversight of the Company’s insider trading policy and reporting to the full board of directors regarding all of the foregoing. The Audit Committee held three meetings in 2001. See “Report of the Audit Committee.”

      The Compensation Committee generally has responsibility for recommending to the board of directors guidelines and standards relating to the determination of executive compensation, reviewing the Company’s executive compensation policies and reporting to the full board of directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Plan, determining the number of options to be granted to the Company’s executive officers and employees pursuant to the Plan and reporting to the full board of directors regarding the foregoing functions. The Compensation Committee held nine meetings in 2001. See “Report of the Compensation Committee”.

Compensation Committee Interlocks and Insider Participation

      Tom L. Powers and Howard S. Hoffmann served as members of the Compensation Committee of the board of directors. Neither Mr. Powers nor Mr. Hoffmann currently serves as an officer of the Company. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Executive Officers

      Set forth below is a table identifying executive officers of the Company who are not identified in the tables entitled “Election of Directors — Nominees for Election” or “ —Other Directors.” Biographical information for Dr. Calhoun is set forth above under “Other Directors.”

Name	Age	Position with Company

Roger Boivin	56	President and Chief Operating Officer
Amr Abdelmonem	35	Executive Vice President and Chief Technology Officer
Dennis M. Craig	41	Vice President/ General Manager — Manufacturing

      Mr. Boivin joined the Company in October 2001, as President and Chief Operating Officer. Before joining the Company, Mr. Boivin was at COM DEV International, where he served as Vice President Sales and Marketing for the wireless division, where he was instrumental in increasing orders with existing customers and developing new high profile, global accounts. Mr. Boivin was subsequently appointed President of COM DEV Wireless in June 2000. In this position, Mr. Boivin continued to expand the company presence throughout North America, Europe and China. Additionally, manufacturing units under his control achieved unprecedented success, exceeding previous records for yields, throughput, production, quality and profit margins. Prior to joining COM DEV International, Mr. Boivin was at Ericsson, where he headed New Business Services. In that position, he led the growth of cellular market share for Ericsson. Previously, Mr. Boivin was at Nortel Networks Canada, where he served in project management and marking roles, becoming the Director of Cellular Sales and then Vice President of Cellular Systems. Before Nortel Networks Canada, Mr. Boivin spent more than a decade in operations, engineering and management roles with the New Brunswick Telephone Company. Mr. Boivin has a Technical degree in Electronics from St. John Technical Institute.

      Dr. Abdelmonem joined the Company in January 1995 as a Filter Engineer, and was promoted to Director of Engineering in August 1998, to Vice President of Development Engineering in March 1999, and to Chief Technology Officer in December 1999. Before joining the Company, Dr. Abdelmonem was an engineer with Exxon Corporation in Egypt. Subsequently, he was affiliated with the University of Maryland in a number of research and teaching positions where much of his research focused on semi-conductor laser and advanced filter design. Dr. Abdelmonem earned his B.S. and M.S. degrees in Electrical Engineering from Ain-Shams University in Cairo, Egypt, and his Ph.D. from the University of Maryland. Much of his research focused on semi-conductor laser design, superconducting technology and advanced filter design. Dr. Abdelmonem is a Senior Member of the IEEE and has published numerous documents for industry conferences and trade journals. He holds three patents and has four patent applications pending.

      Mr. Craig joined the Company in December 1996, as Vice President, Engineering and Manufacturing. Before joining the Company, Mr. Craig was at Motorola, Inc., where he served as Manufacturing and Technical Operations Manager in the Component Products Division, where his responsibilities included the management of engineering, process engineering, manufacturing operations and development of new product platforms. Prior to joining Motorola, Mr. Craig spent four years at Northrop/ Grumman Defense Systems Division, leading teams to develop numerous cost reduction and production process improvement programs. He holds a B.S. degree in Mechanical Engineering from the University of Illinois at Chicago and an M.B.A. degree from Lake Forest Graduate School of Management. He currently holds two patents.

      The board of directors elects officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the board. See “Executive Compensation and Certain Transactions — Employment Agreements.” The Company has entered into employment agreements with Drs. Calhoun and Abdelmonem and Messrs. Craig and Boivin. There are no family relationships among any of the directors or executive officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance.

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers (as defined under Section 16(a) of the Securities Exchange Act), directors and persons who own greater than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during 2001, all of the Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons other than an option grant which was reported on an amended Form 5 filing by Mr. Wagenen.

Executive Compensation and Certain Transactions

      The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2001, 2000 and 1999 of (i) the Company’s chief executive officer and (ii) the four most highly compensated executive officers whose salary and bonus for services rendered in all capacities to the Company for the fiscal year ended December 31, 2001 exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Long-Term Compensation
				Awards

		Annual Compensation		Restricted	Securities
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Options	Compensation

George M. Calhoun (2)	2001	$247,115	—	—	1,200,000	—
Chief Executive Officer	2000	163,288	—	—	500,000	—
	1999	4,730	$10,000	—	100,000	—
Amr Abdelmonem	2001	210,159	—	—	800,000	—
Chief Technical Officer	2000	138,661	—	$502,440 (1)	280,000	—
	1999	116,345	—	—	69,575	—
Charles F. Willes (3)	2001	200,000	—		800,000	—
Chief Financial Officer	2000	66,346	—	—	300,000	—
	1999	—	—	—	—	—
Shawn P. Doyle (4)	2001	201,462	—	—	—	—
Executive Vice President,	2000	—	—	—	—	—
Commercial Division	1999	—	—	—	—	—
Dennis M. Craig	2001	160,385	—	—	150,000	—
Vice President/ General	2000	150,000	—	$502,440 (1)	205,000	—
Manager	1999	150,575	—	—	95,000	—
Richard Herring (5)	2001	182,307	—	—	—	—
Chief Operating Officer	2000	—	—	—	—	—
	1999	—	—	—	—	—

(1)	Based on 120,000 shares granted to each of Mr. Craig and Dr. Abdelmonem and the closing price of the Common Stock ($4.187) on the date of grant, February 15, 2000. The value of these shares at December 31, 2001, based on a closing price of $0.80 on that date, was $96,000, respectively. Dr. Abdelmonem’s shares vest at the rate of 25% on the first anniversary of the date of the grant and monthly thereafter, over a three year period and Mr. Craig’s shares vest at the rate of 10%, 20%, 30% and 40% on the first, second, third and fourth anniversary, respectively, of the date of the grant. If any dividends are paid on the Common Stock, such dividends also would be paid on the restricted shares granted to each Named Executive Officer.

(2)	Dr. Calhoun commenced employment with the Company in November 1999.

(3)	Mr. Willes commenced employment with the Company in July 2000 and his employment with the Company ended in April 2002.

(4)	Mr. Doyle’s employment with the Company ended on July 6, 2001. In connection with his departure, Mr. Doyle was paid $100,000 in severance under the terms of his Employment Agreement with the Company.

(5)	Mr. Herring’s employment with the Company ended on April 30, 2001. In connection with his departure, Mr. Herring was paid $120,000 in consulting fees.

Option Grants In 2001

      The following table contains information concerning the grant of stock options by the Company to the Named Executive Officers during 2001. There were no stock appreciation rights granted in 2001. Information provided in this table is as of December 31, 2001.

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of
	Securities	Total Options			Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term (1)
	Options	Employees in	Price Per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%

George M. Calhoun	1,200,000	18.4%	$1.94	2/5/2011	$1,464,067	$3,710,232
	500,000	(2)	$1.94	3/24/2010	$534,788	$1,317,209
Amr Abdelmonem	800,000	12.3%	$1.94	2/5/2011	$976,044	$2,473,488
	180,000	(2)	$1.94	2/15/2010	$192,524	$474,195
Charles F. Willes	300,000	4.6%	$1.94	2/5/2011	$366,017	$927,558
	500,000	7.7%	$1.20	8/22/2011	$377,337	$956,245
	200,000	(2)	$1.94	7/14/2010	$213,915	$526,884
Dennis M. Craig	150,000	2.3%	$1.94	2/5/2011	$183,008	$463,779
	205,000	(2)	$1.94	2/15/2010	$219,263	$540,056
Shawn P. Doyle	350,000	(2)	$1.94	8/2/2010	$374,352	$922,046
Richard Herring	350,000	(2)	$1.94	8/2/2010	$374,352	$922,046

(1)	Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. The assumed stock price appreciation rates used to determine the potential realize value are prescribed by the Securities and Exchange Commission rules for illustrative purposes only and are not intended to forecast or predict future stock prices. Actual gains are dependent on the future performance of the Common Stock and the option holder’s continued employment throughout the vesting period.

(2)	Represents options for which the Company lowered the exercise price in February 2001 as described below under the caption “Ten Year Option Repricing”.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information concerning the Named Executive Officers’ unexercised options at December 31, 2001. None of the Named Executive Officers held or exercised any stock appreciation rights, during 2001.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money
	Acquired		Options at		Options at
	On	Value	December 31, 2001		December 31, 2001
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

George M. Calhoun	—	—	318,750	1,481,250	$35,000	—
Amr Abdelmonem	66,471	$30,577	162,554	1,037,875	$5,162	$5,200
Charles F. Willes	—	—	95,833	1,004,167	—	—
Dennis M. Craig	—	—	294,500	370,500	$32,400	$86,400
Shawn P. Doyle	—	—	—	—	—	—
Richard Herring	—	—	145,000	—	—	—

(1)	The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the OTC Bulletin Board on December 31, 2001 (the last trading day in 2001) of $0.80.

Ten Year Option Repricing

      In February 2001, the Company lowered the exercise price of all options granted to employees and directors of the Company under the Plan during the calendar year of 2000 that had an exercise price above $1.94. The options subject to this repricing allowed for the purchase of up to an aggregate of 2,676,000 shares of the Company’s Common Stock and included options granted to those persons listed below. The Company’s board of directors lowered the exercise price of these options because at the time of repricing, the options no longer provided the anticipated incentive to the option holders due to the difference between the exercise price of the options and the market price of the Company’s Common Stock arising from to the significant volatility of the Company’s share price during 2000. The following table provides more information concerning the repricing of these options.

		Number of	Market			Length of
		Securities	Price of			Original Option
		Underlying	Stock at	Exercise Price		Term Remaining
	Date of	Options	Time of	at Time	New Exercise	at Date
Name and Principal Position	Repricing	Repriced	Repricing	of Repricing	Price	of Repricing

George M. Calhoun	2/5/01	500,000	$1.94	$6.61	$1.94	9 years
Chief Executive Officer
Amr Abdelmonem	2/5/01	180,000	$1.94	$4.91	$1.94	9 years
Chief Technical Officer
Charles F. Willes	2/5/01	200,000	$1.94	$4.75	$1.94	9 years
Chief Financial Officer
Dennis M. Craig	2/5/01	205,000	$1.94	$4.19	$1.94	9 years
Vice President/ General Manager
Shawn P. Doyle	2/5/01	350,000	$1.94	$3.25	$1.94	9 years
Executive Vice President, Commercial Division
Richard Herring	2/5/01	350,000	$1.94	$3.25	$1.94	9 years
Chief Operating Officer

      Employment Agreements. The Company has an employment agreement with George Calhoun to be Chief Executive Officer of the Company for a term ending January 31, 2004 with one year renewal options.

Dr. Calhoun is paid an annual base salary of $250,000 and is paid a severance of one year’s salary if (i) the Company terminates his employment without Cause (as defined in the agreement) or (ii) Dr. Calhoun terminates his employment for Good Reason (as defined in the agreement), which such severance is offset by any income received by Dr. Calhoun during the severance period. His severance is increased to two years salary in the case of a change of control (as defined in the agreement) of the Company and a termination described previously. Dr. Calhoun also receives severance of six months salary if his employment contract expires without renewal. Dr. Calhoun’s agreement includes a provision for a bonus to be paid at the discretion of the board of directors and certain non-competition, non-solicitation, assignment of invention and confidentiality provisions.

      The Company has an employment agreement with Roger Boivin dated as of October 15, 2001 to be President and Chief Operating Officer of the Company for a term of three years, with one year renewal options. Mr. Boivin is paid an annual salary of $225,000 and is paid a severance of one year’s salary if (i) the Company terminates his employment without Cause (as defined in the agreement) or (ii) Mr. Boivin terminates his employment for Good Reason (as defined in the agreement), which such severance is offset by any income received by Mr. Boivin during the severance period. His severance is increased to two years salary in the case of a change in control (as defined in the agreement) of the Company and a termination as described previously. Mr. Boivin also receives a severance of six months salary if his employment contract expires without renewal. Mr. Boivin’s agreement includes a provision for a bonus to be paid at the discretion of the board of directors and certain non-competition, non-solicitation, assignment of invention and confidentiality provisions.

      The Company has an employment agreement with Amr Abdelmonem dated as of January 1, 2001 to be Chief Technology Officer of the Company for a term of three years, with one year renewal options. Dr. Abdelmonem is paid an annual salary of $200,000 and is paid a severance of one year’s salary if (i) the Company terminates his employment without Cause (as defined in the agreement) or (ii) Dr. Abdelmonem terminates his employment for Good Reason (as defined in the agreement), which such severance is offset by any income received by Dr. Abdelmonem during the severance period. His severance is increased to two years salary in the case of a change in control (as defined in the agreement) of the Company and a termination as described previously. Dr. Abdelmonem also receives a severance of six months salary if his employment contract expires without renewal. Dr. Abdelmonem’s agreement includes a provision for a bonus to be paid at the discretion of the board of directors and certain non-competition, non-solicitation, assignment of invention and confidentiality provisions.

      The Company has an employment agreement with Dennis Craig dated as of January 1, 2001 to be Senior Vice President — Manufacturing of the Company for a term of two years, with one year renewal options. Mr. Craig is paid an annual salary of $160,000 and is paid a severance of one year’s salary if (i) the Company terminates his employment without Cause (as defined in the agreement) or (ii) Mr. Craig terminates his employment for Good Reason (as defined in the agreement), which such severance is offset by any income received by Mr. Craig during the severance period. His severance is increased to two years salary in the case of a change in control (as defined in the agreement) of the Company and a termination as described previously. Mr. Craig also receives a severance of six months salary if his employment contract expires without renewal. Mr. Craig’s agreement includes a provision for a bonus to be paid at the discretion of the board of directors and certain non-competition, non-solicitation, assignment of invention and confidentiality provisions.

      The Company has an employment agreement with Charles F. Willes dated as of January 1, 2001 to be Chief Financial Officer of the Company for a term of three years, with one year renewal options. Mr. Willes’ employment with the Company ended in April 2002. Mr. Willes was paid an annual salary of $200,000 and would be paid a severance of one year’s salary if (i) the Company terminates his employment without Cause (as defined in the agreement) or (ii) Mr. Willes terminates his employment for Good Reason (as defined in the agreement), provided such severance would be offset by any income received by Mr. Willes during the severance period. His severance would be increased to two years salary in the case of a change in control (as defined in the agreement) of the Company and a termination as described previously. Mr. Willes also would receive a severance of six months salary if his employment contract expired without renewal. Mr. Willes’

agreement included a provision for a bonus to be paid at the discretion of the board of directors and certain non-competition, non-solicitation, assignment of invention and confidentiality provisions.

      Legal Proceedings with Affiliates. In February 1999, Mark Levy, derivatively on behalf of the Company, filed a complaint against Southbrook International Investments, Ltd. (“Southbrook”), Elliott Associates, Elliott International, Alexander Finance, L.P. (“Alexander”) and against the Company as a “nominal defendant.” The complaint filed in the United States District Court for the Southern District of New York, alleges that Southbrook, Elliott Associates, Elliott International and Alexander, while having beneficial ownership of more than 10% of the Company’s Common Stock, traded the Common Stock such that the Company is entitled to recover short swing profits under Section 16(b) of the Securities Exchange Act of 1934 in connection with purchases and sales of Company securities within six month periods. The complaint sought to recover from Southbrook, Elliott Associates, Elliott International and Alexander their respective profits (in unspecified amounts) from those transactions. No relief was sought against the Company as a nominal defendant.

      Elliott Associates, Elliott International and Alexander are each currently holders of more than 10% of the Company’s Common Stock. Two of the current six directors of the Company, Messrs. Brodsky and Gropper, are employed by a company that provides management services to, and is under common control with, Elliott Associates and Elliott International. Mr. Brodsky was appointed in accordance with an agreement dated November 5, 1999 by and between Elliott Associates, Elliott International, an unaffiliated investor, and the Company.

      On February 22, 2001, the Company announced that a settlement of the Levy litigation had been reached with Elliott Associates and Elliott International. On March 30, 2001, the settlement was approved by the court which resulted in the Company receiving $15 million, less $4.5 million in court awarded legal fees and certain other expenses.

      On March 16, 2001, the Company announced that a settlement of the Levy litigation had been reached with Alexander. On April 27, 2001, the settlement was approved by the court which resulted in the Company receiving $5 million, less $1.5 million in court awarded legal fees and certain other expenses.

      Certain Business Relationships. On February 23, 2001, the Company secured a short-term bridge loan from Elliott Associates for up to $3.5 million to fund the Company’s working capital needs. The purpose of the short-term bridge loan was to fund the Company’s working capital needs. The Company accessed the first $2 million of the loan at closing and accessed the balance of $1.5 million on April 2, 2001. Both loans, plus accrued interest thereon, were repaid in full on April 6, 2001.

      On November 6, 2001, the Company entered into a loan agreement to borrow an aggregate original principal amount of $9.425 million from Elliott Associates, L.P. and Alexander Finance, L.P., both majority stockholders of the Company. The Company used $4.925 million of the proceeds to pay the settlement of litigation involving a shareholder and former director of the Company, Mr. Siegler, and the remainder of the proceeds were used for working capital, capital expenditures and other general corporate purposes. The loans were due on March 31, 2003 and bore interest at 14% per annum, compounded annually. The loans were secured by substantially all of the assets of the Company and guaranteed by both of the Company wholly-owned subsidiaries, Illinois Superconductor Canada Corporation and Spectral Solutions, Inc. On February 15, 2002, the Company repaid the notes and accrued interest (approximately $9.8 million) from the proceeds of the Shareholder Rights Offering.

      THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 16 WILL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE. THE FOLLOWING REPORT SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Report of the Compensation Committee

      The objectives of the Compensation Committee in determining the levels and components of executive compensation are (i) providing executives with both cash and equity incentives to further the interests of the Company and its stockholders, (ii) compensating them at appropriate levels with a recognition of compensation levels of executive officers at other high technology companies at a comparable stage of development, and (iii) attracting, rewarding and retaining outstanding executive officers to the Company. Generally, the compensation of all executive officers is composed of a base salary plus a discretionary bonus based upon achievement of specified goals. In addition, the Company grants stock options, from time to time in its discretion, to base potential compensation on stockholder return and to provide for compensation based upon the Common Stock performance over time. The Compensation Committee also recommends stock option grants to non-executive employees of the Company so as to encourage a team approach towards the success of the Company to the benefit of the stockholders.

      The Compensation Committee recommended to the board of directors the terms of the employment agreements with each of Drs. Calhoun and Abdelmonem and Messrs. Willes, Boivin and Craig. In determining the base salaries of the executive officers, the Compensation Committee considered the performance of each executive, the nature of the executive’s responsibilities, the salary levels of executives at high technology companies at a comparable stage of development, including other publicly held companies that are developing competitive products, and the Company’s general compensation practices.

      Discretionary bonuses for each of the Company’s executive officers are based on achievement of specified goals of the Company and are a function of the criteria which the Compensation Committee believes appropriately take into account the specific areas of responsibility of the particular officer. After considering the status of the Company’s finances, the board of directors did not award a bonus to Dr. Calhoun nor to any other officer for 2001. Furthermore, no raises in salary were approved for Executive Officers in 2001.

      The Compensation Committee typically recommends the grant of stock options to executive officers and other employees with the purpose of aligning the executive officers and other employees with the interests of stockholders and encouraging a long-term focus in managing the Company. From time to time, the Compensation Committee evaluates this policy in light of the market and competitive factors. The exercise price of these stock options is generally the fair market value of the Common Stock on the dates of grant. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance. In recommending stock option grants to executives under the Plan, the Compensation Committee considers a number of factors, including the performance of the executive, achievement of goals, the responsibilities of the executive, review of compensation of executives in high technology companies at a comparable stage of development, and review of the number of stock options each executive currently possesses. Stock options were granted by the board of directors to Drs. Abdelmonem and Calhoun and Mr. Craig in February 2001 and to Mr. Willes in February and August 2001.

      Compensation of Chief Executive Officer. Dr. George Calhoun was appointed as Chief Executive Officer in November 1999 and served as Chief Executive Officer during 2001. He also was appointed Chairman of the Board in November 2000 and continued in that roll in 2001. His compensation package of salary, stock options and bonus potential was determined by establishing a base competitive with those paid by other high-tech wireless systems technology companies. A base salary of $250,000 was determined for Dr. Calhoun for 2001. A bonus potential up to 50% of his base salary is contingent upon achieving corporate and individual performance goals to be set by the board of directors. In addition, a grant of options to purchase common stock for 1,200,000 shares was approved in February 2001. These grants were designed to provide Dr. Calhoun with a continuing incentive to remain with the Company and contribute to corporate success.

      Compliance with Section 162(m). The Compensation Committee generally intends for compensation paid to the executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) provides that compensation paid to the executive officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes. However, this limitation does not apply to performance-based compensation, provided that certain conditions are satisfied. Although the Company’s policy is generally to preserve the federal income tax deductibility of compensation paid, the Compensation Committee retains the authority to approve payments that may not be deductible if it believes that such payments are in the best overall interests of the Company and its stockholders.

      Option Repricing. In February 2001, the board of directors, upon recommendation of the Compensation Committee reduced the exercise price of all options granted to employees and directors during the calendar year of 2000 that had an exercise price above $1.94 (including options held by executive officers of the Company). The options were repriced to $1.94, the closing price of the Company’s Common Stock on the OTC Bulletin Board on the date of the repricing. This action was taken because the options no longer provided the anticipated incentive to the option holders due to the difference in price between the exercise price and the market price of the Company’s Common Stock arising from the significant volatility of the Company’s share price during 2000. The table set forth under “Ten Year Option” provides more information on the repricing of such options.

      Additionally, the vesting schedule of all options granted to employees of the Company during the calendar year of 2000 which had a vesting schedule of 10% at the end of Year 1, 20% at the end of Year 2, 30% at the end of Year 3 and 40% at the end of Year 4 were amended, retroactively to the date of each respective option grant date, to provide for vesting on the following schedule: 25% on the first anniversary of the option grant date and the remainder to vest on a monthly basis thereafter until completely vested in four years. This change was made to provide employees with more near-term incentives to work for the success of the Company. The options granted to employees of the Company pursuant to the Plan were also amended to provide that the option holder may exercise any or all of the vested options for a period of up to two years from the option holder’s date of termination from the Company except in the situations in which an employee is terminated for “cause” (as defined in the Plan). This change was made so as to not require employees who are terminated to exercise their options in only thirty days.

Members of the Compensation Committee:

Tom L. Powers (Chairman)
Howard S. Hoffmann

April 30, 2002

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE. THE FOLLOWING REPORT SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Report of the Audit Committee

      The Audit Committee of the board of directors is composed of three non-employee directors. The role of the Audit Committee is to assist the board of directors in its oversight of the Company’s financial reporting process. The board of directors, in its business judgment, has determined that each member of the audit committee is “independent” as defined in Rule 420D(a)(15) of the National Association of Securities’ Dealers’ listing standards. The Committee operates pursuant to a charter that was last amended and restated by the Board on January 29, 2002, a copy of which is attached to this Proxy Statement as Appendix A. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and its independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company’s auditors are in fact “independent”.

      Based upon the review, reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to the board of directors that the audited financial statements be included in the Company’s

Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Howard S. Hoffmann (Chairman)
Daniel Spoor
Stuart C. Van Wagenen

April 30, 2002

Performance Graph

      Set forth in this section is a line graph comparing the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Nasdaq Market Index and the Hambrecht & Quist Technology Index for the fiscal period of five years commencing December 31, 1996 and ending December 31, 2001. The graph and table assume that $100 was invested on December 31, 1996 in each of the Company’s common stock, the Nasdaq Market Index and the JP Morgan H&Q Technology Index, and that all dividends were reinvested. This data was furnished by publicly available sources.

      The Indices have been selected because the Company has been unable to identify a peer group of companies for comparison. No single public or private company has a comparable mix of technologies under development or products which serve the same markets as the Company.

		JP Morgan H&Q
	ISCO	Technology Index	Nasdaq Market Index

1996	100.00	100.00	100.00
1997	10.58	117.24	121.64
1998	5.84	182.36	169.84
1999	11.50	407.27	315.20
2000	8.21	263.28	191.36
2001	4.67	181.99	151.07

PROPOSAL 2

Amendment of the Company’s Certificate of Incorporation

To Effect a Reverse Stock Split

      The board of directors has unanimously adopted resolutions approving, and recommending to the Company’s stockholders for their approval, (i) a reverse stock split at the exchange ratio of either ten (10) for one (1), or six (6) for one (1) at the Board’s discretion; (ii) an amendment to the Company’s Certificate of Incorporation to effect the reverse stock split; and (iii) authorization of any other action it deems necessary to effect the reverse stock split, without further approval or authorization of the Company’s stockholders. The board of directors may effect either of the reverse stock splits approved by the stockholders or decide not to effect a reverse stock split based on its determination of which will best achieve its corporate objectives. The reverse stock split will be effected by reducing the number of outstanding shares of Common Stock by the chosen ratio, but will not increase the par value of the Common Stock, and will not change the number of authorized shares of Common Stock. The two proposed forms of amendment to the Certificate of Incorporation effecting each of the possible ratios of the reverse stock split are attached to this proxy as Appendix B and Appendix C.

      If the reverse stock split proposal is approved by the Company’s stockholders, the board of directors will have the discretion to implement one of the reverse stock splits at any time before the first anniversary of this Annual Meeting, or abandon the proposal and effect no reverse stock split at all. The reverse stock split will be effected, if at all, only upon a determination by the board of directors that the reverse stock split is in the best interests of the Company and its stockholders at that time. No further action on the part of the stockholders will be required to either effect or to abandon the reverse stock split. If no reverse stock split is effected by the first anniversary of this Annual Meeting, the board of directors’ authority to effect the reverse stock split will terminate and subsequent stockholder approval would be required prior to implementing any reverse stock split.

      Reasons for the Reverse Stock Split. The Company’s Common Stock was delisted from the Nasdaq National Market in June 1999 due to its inability to meet the net tangible assets requirement for continued listing. Our Common Stock is currently listed on the over the counter bulletin board, which is generally considered to be a less efficient market than Nasdaq or other exchanges. The Company believes it is in the best interests of the Company and its stockholders to become listed on the American Stock Exchange (“AMEX”). Accordingly, the Company submitted an application for listing in August, 2001. The Company believes that listing on AMEX will enhance the Company’s credibility and reputation and facilitate the Company’s access to capital and increase visibility and ownership by a broader base of stockholders while also enhancing stockholder liquidity. In order to be eligible for listing on AMEX, the Company must have and maintain, among other criteria, a minimum bid price of $3.00. Our Common Stock has not traded above $3.00 since November 2000, has not traded above $2.50 during 2001, and the average of the closing prices of the Common Stock over the twenty trading days prior to the date of this Proxy Statement was $0.56 per share. AMEX has proposed changes to their initial listing standards which would provide for a market capitalization standard (which the Company believes it meets) in addition to existing standards and would not contain a minimum share price requirement. However there is no assurance whether or when this proposal would be adopted or implemented. The Company has had a number of discussions with AMEX and the Company believes that it meets all AMEX listing standards other than the minimum trading price and that once the Company establishes that it meets the minimum stock trading price criteria, its application should be approved, although the Company has not received assurances of approval from AMEX.

      The sole purpose of a reverse stock split is to decrease on a pro rata basis among all stockholders the number of issued and outstanding shares and thereby increase the market price of our Common Stock to a level which exceeds the AMEX listing requirements. The board of directors intends to effect one of the alternative reverse stock splits only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our Common Stock and improve the likelihood that the Company will be listed on AMEX. If the trading price of our Common Stock increases without a reverse stock split or if the proposed

AMEX rule change is approved and the Company satisfies the new listing criteria, a reverse stock split may not be necessary.

      Effects of the Reverse Stock Split. Pursuant to the reverse stock split, each holder of Common Stock, par value $.001 per share, immediately prior to the effectiveness of the reverse stock split will become the holder of fewer shares of Common Stock, par value $.001 per share (“New Common Stock”), after consummation of the reverse stock split. The Company has authorized capital consisting of 250,000,000 shares of Common Stock and 300,000 shares of preferred stock. If effected at the ratio of ten (10) for one (1) the reverse stock split will reduce the number of issued and outstanding shares of Common Stock from 147,944,927 as of the record date of the stockholders meeting to approximately 14,794,492 shares as of the Effective Date (as defined below) without a reduction in the number of authorized shares of capital stock. If effected at a ratio of six (6) for one (1) the reverse stock split will reduce the number of issued and outstanding shares of Common Stock from 147,944,927 as of the record date of the stockholders meeting to approximately 24,657,488 shares as of the Effective Date (as defined below). If additional shares of Common Stock are issued, the actual number of shares issued and outstanding before and after the reverse stock split will increase accordingly.

      With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the reverse stock split will remain the same. With the limited exception of stockholders who own fractional shares interests after a reverse stock split, the proportionate ownership interests of stockholders will not be affected by a reverse stock split. After the effectiveness of the reverse stock split, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company’s stockholders, or any aspect of the Company’s business would materially change as a result of the reverse stock split.

      The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act.

      If approved, the reverse stock split will result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

      Market Price of Common Stock The board of directors believes that if the aggregate market cap of our Common Stock remains the same, the effect reducing the number of issued and outstanding shares of Common Stock will be to increase its market price. However, there is no guarantee that the reverse stock split will accomplish the Company’s desired objective as the trading markets are not scientific and are not always completely efficient. Although the reverse stock split will not, by itself, impact the Company’s assets or prospects, the reverse stock split could result in a decrease in the aggregate market value of the Common Stock and thus the aggregate market value of your stock. There can be no assurance that the market price of our Common Stock will rise in direct proportion to the reduction in the number of outstanding shares resulting from the reverse stock split, that the market price of the post-split Common Stock can be maintained above $3.00, that the proposed changes to the AMEX listing standards will be approved or that our Common Stock will be approved for listing on AMEX. The Company’s small public float could also adversely effect the outcome of the reverse split as could the inefficiencies of the OTC Bulletin Board. Additionally, a variety of factors effecting the markets in general, the telecommunications industry in particular and the Company’s operations could effect the market price at any given time.

      The board of directors believes that these risks are outweighed by the benefits to stockholders and the Company of listing of the Common Stock on the AMEX.

      Increase of Shares of Common Stock Available for Future Issuance. As a result of the reverse stock split, there will be a reduction in the number of shares of Common Stock issued and outstanding, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split (the “Increased Available Shares”). The Increased Available Shares could be used for any proper corporate purpose approved by the board of directors including, among others, future financing transactions. The issuance of additional shares of common stock and/or rights to purchase common stock at prices below market value would be dilutive to existing stockholders and could have an adverse effect on the market value of the Common Stock. Holders of the Common Stock have no preemptive or other subscription rights.

      Effectiveness of the Reverse Stock Split. If the reverse stock split is approved at the Annual Meeting and effected by the board of directors, the board of directors will fix a record date for determination of shares subject to the reverse stock split. As of the date of this Proxy Statement, the board of directors had not fixed a record date for the reverse stock split. The reverse stock split, if approved by the Company’s stockholders, will become effective (the “Effective Date”) upon the filing with the Secretary of State of the State of Delaware an Amendment to the Certificate of Incorporation of the Company in the form attached to this proxy as Appendix B or Appendix C. The exact timing of the filing of such Amendment will be determined by the board of directors based upon its evaluation as to whether and when such action will be most advantageous to the Company and its stockholders, and the board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon this proposal and elect not to proceed with either reverse stock split if, at any time prior to filing such Amendment, the board of directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.

      Effect on Options and Convertible Securities All outstanding options, warrants, rights and convertible securities will be appropriately adjusted, as required by their terms, for the reverse stock split automatically on the Effective Date. The reverse stock split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in the Company. None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock, or securities convertible into Common Stock will be affected by the reverse stock split. Following the reverse stock split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Old Common Stock. The reverse stock split also will have no effect on the number of authorized shares of Common Stock or the par value of the Common Stock.

      Exchange of Certificates Commencing on the Effective Date, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of New Common Stock resulting from the reverse stock split. As soon as practicable after the Effective Date, stockholders will be notified as to the effectiveness of the reverse stock split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock. The Company intends to use LaSalle Bank N.A. as its exchange agent in effecting the exchange of certificates following the effectiveness of the reverse stock split.

      Fractional Shares. The Company will not issue fractional shares in connection with the reverse stock split. Instead, if any fractional share results from the reverse stock split, the Company shall pay to the stockholder in cash the fair value of such share at the time of the reverse stock split based on the closing price of the Company’s common stock on the OTC Bulletin Board on the Effective Date of the reverse stock split.

      Certain Federal Income Tax Consequences. The following discussion summarizing certain federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices in effect on the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect). This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). In addition, this summary applies only to stockholders that hold their Old Common Stock as capital assets. This discussion does not address any tax consequences under the laws of any state, local or foreign jurisdiction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES TO THEM.

      No gain or loss will be recognized by the Company as a result of the reverse stock split.

      No gain or loss will be recognized by a stockholder upon the reverse stock split, except with respect to the receipt of cash in lieu of a fractional share. The aggregate adjusted tax basis of a stockholder’s New Common Stock will be the same as the adjusted tax basis of the shares of Old Common Stock exchanged therefor, reduced by any tax basis allocable to a fractional share, and the holding period of the New Common Stock will include the holding period of the Old Common Stock exchanged therefor.

      A stockholder who receives cash in lieu of a fractional share generally should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. Such gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the stockholder held the Old Common Stock for more than one year as of the date of the reverse stock split.

      Appraisal Rights. No appraisal rights are available under Delaware Corporate Law or under the Company’s Certificate of Incorporation or By-Laws to any stockholder who dissents from the proposal to approve the reverse stock split Amendment. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

      Required Vote. The affirmative vote of a majority of all outstanding Common Stock entitled to vote at the Meeting is required to approve the foregoing proposal. Abstentions and broker non-votes are not considered votes cast and thus have the effect of a vote against the proposal. In the absence of instructions to the contrary, duly executed proxies covering the Common Stock will be voted for the amendment.

      Recommendation of the Board of Directors. The board of directors recommends a vote “FOR” the proposed the amendment to the Certificate of Incorporation to effect a reverse stock split.

PROPOSAL 3

AMENDMENT OF THE

COMPANY’S CERTIFICATE OF INCORPORATION
TO DELETE ARTICLE 11

      The board of directors has unanimously adopted a resolution approving, and recommending to the Company’s stockholders for their approval, a proposal to delete Article 11 of the Company’s Certificate of Incorporation. Article 11 of the Company’s Certificate of Incorporation currently provides that any action required or permitted to be taken by the stockholders must be taken at a duly convened annual or special meeting of such stockholders, and may not be taken by consent in writing of such holders without a meeting. The deletion of Article 11 will permit the stockholders to take action by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”).

      Delaware and Federal Securities Law. Section 228 of the DGCL provides that unless otherwise provided in the Certificate of Incorporation, any action that is required to be taken or that may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If stockholders take corporate action without a meeting by less than unanimous written consent, prompt notice of such action must be given to stockholders who did not consent in writing and who, if the action has been taken at a meeting, would have been entitled to notice of such meeting.

      Additionally, Rule 14c-2 promulgated under the Exchange Act of 1934, as amended, requires that the Company mail a written information statement containing descriptive information about such corporate action approved by the written consent of stockholders to every stockholder otherwise entitled to vote on a corporate action approved by the written consent of stockholders. The rule requires that the information statement be mailed at least twenty days prior to the earliest date on which such approved action may be affected.

      This proposal, if approved by the stockholders, would become effective upon the filing with the Secretary of State of the State of Delaware an amendment to the Certificate of Amendment attached hereto as Appendix B and Appendix C which will delete Article 11 in its entirety.

      Reasons for the Amendment. The purpose of the amendment is to enable stockholders to utilize Section 228 of the DGCL which allows a majority of a company’s stockholders to take action by partial written consent. The board of directors believes that the additional flexibility provided by this option is valuable and could be used to reduce the time and expense associated with holding a special meeting of stockholders each time it wants to take action which require stockholder approval. Additionally, the board believes that the amendment is in the best interests of stockholders as the prohibition of action by stockholder consent no longer serves the purpose for which it was originally intended.

      Effect of Amendment. By permitting action to be taken by stockholders without an annual or special meeting, the Company hopes to save the expense and delay associated with holding a special meeting each time it wants to take action requiring stockholder approval. The effect of this proposal would be that any one or more stockholders who own more than fifty percent of the Company’s Common Stock would be able to approve any actions requiring stockholder approval, without calling or holding a meeting of all of the stockholders to consider the action. Currently, more than seventy percent of the Company’s Common Stock is held by Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) and Alexander Finance, LP. If Elliott and Alexander were to act together or if either Elliott or Alexander were to act with certain other stockholders, they could vote a majority of the outstanding shares of the Company’s Common Stock. Additionally, two members of the board of directors are affiliated with Elliott.

      In accordance with federal securities laws, minority stockholders would continue to receive notice of any action to be taken in advance of the consent, however, the proposal would limit the opportunity of minority stockholders to participate in the discussion of any proposed action, and minority stockholders may not be given the opportunity to vote on such matters.

      The Company has applied for listing on the AMEX stock market and if approved for listing, the Company would become subject to the AMEX rules. The AMEX rules currently permit action by stockholder consent only upon prior AMEX review and approval. The use of consents is granted by AMEX on an individual basis subject to the observance of certain AMEX requirements including, among others, the condition that consents conforming to the proxy-solicitation regulations of the SEC be solicited from all stockholders of record. Additional AMEX rules (i) limit the use of stockholder consents to issues on which no substantial controversy is anticipated; (ii) require that corporate action may not be taken on the matters presented for stockholders’ consideration until a consent solicitation period of a minimum of 20 days has expired, even if the required number of consents is received earlier and (iii) prohibit action by stockholder consent in certain circumstances. AMEX has proposed changes to these rules which would permit broader use of stockholder consents, however such changes would require SEC approval and there can be no assurance that the proposed rules will be approved by the SEC.

      The Company intends to continue to hold annual meetings of stockholders for the purpose of electing directors and bringing other corporate actions to the stockholders and does not have a present intent to propose that any particular action be taken by written consent of stockholders.

      Required Vote. The affirmative vote of all outstanding Common Stock entitled to vote at the Annual Meeting is required to approve the foregoing proposal. Neither the DCGL nor the Company’s Certificate of Incorporation requires that the Company obtain the approval of a majority of the unaffiliated stockholders. Abstentions and broker non-votes are not considered votes cast and thus have the effect of a vote against the proposal. In the absence of instructions to the contrary, proxies covering Common Stock will be voted for the Amendment.

      Recommendation of the Board of Directors. The board of directors recommends a vote “FOR” the amendment to the Certificate of Incorporation to delete Article 11 and permit stockholder action by written consent.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF AUDITORS

      The board of directors, upon the recommendation of the Audit Committee, has appointed Grant Thornton LLP (“Grant Thornton”), independent certified public accountants, as auditors of the Company’s financial statements for 2002. Grant Thornton has acted as auditors for the Company since December 2000.

      The board of directors has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the board of directors’ appointment of Grant Thornton. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Grant Thornton, the board of directors will interpret this as an instruction to seek other auditors.

      Change in Accountants. On December 7, 2000, the Company informed its independent accountants, Ernst & Young LLP (“E&Y”), that the Company intended to retain a different firm of independent auditors for the audit of its financial statements for the fiscal year ended December 31, 2000. E&Y previously audited the financial statements of the Company for the years ended December 31, 1998 and 1999.

      E&Y’s report on the Company’s financial statements for the periods ended December 31, 1998 and December 31, 1999 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports had an explanatory paragraph which stated that, because of the Company’s history of operating losses and because of its need to obtain additional financing, the financial statements of the Company had been prepared assuming that the Company would continue as a going concern. In addition, during its audits for the fiscal years ended December 31, 1998 and 1999, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of such disagreements in their reports, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

      The Company’s Audit Committee and board of directors authorized the dismissal of E&Y and retention of Grant Thornton to audit the Company’s financial statements for the fiscal year ended December 31, 2000. The Company retained Grant Thornton as its independent accountants effective December 7, 2000.

      Grant Thornton has examined the financial statements of the Company for the year December 31, 2001. The Company expects representatives of Grant Thornton to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The representatives of Grant Thorton will have the opportunity to make a statement at the meeting if they desire to do so.

          Fees Paid to Independent Accountants

Audit Fees(1)	$97,520
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(2)	$25,600

Total	$123,120

(1)	Audit fees billed by Grant Thornton LLP consisted of the examination of the Company’s annual report on Form 10-K and review of quarterly reports on Form 10-Q and other Company filings with the Securities and Exchange Commission.

(2)	“All Other Fees” by Grant Thornton LLP for non-audit services included $22,000 for tax related services and $3,600 for other services.

      Recommendation of the Board of Directors. The board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of Grant Thornton LLP as independent auditors of the Company’s financial statements for the fiscal year ending December 31, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of Common Sock as of April 1, 2002, except as otherwise indicated in the relevant footnote, by (1) each person or group that the Company knows beneficially owns more than 5% of Common Stock, (2) each of the Company’s directors and director nominees, (3) the Named Executive Officers, and (4) all current executive officers and directors as a group. Unless otherwise indicated, the address of each person identified below is c/o the Company at its principal executive offices.

      The percentages of beneficial ownership shown below are based on 147,944,927 shares of Common Stock outstanding as of April 1, 2002, unless otherwise stated. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes those securities over which a person may exercise voting or investment power. In addition, shares of Common Stock which a person has the right to acquire upon the exercise of stock options and/or warrants within 60 days of the date of this table are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as affected by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

	Number of Shares
	of Common Stock		Percent of
Beneficial Owner	Beneficially Owned		Class

5% Stockholders
Alexander Finance, LP	46,835,779	(1)	31.7%
Elliott Associates, L.P.	28,636,988	(2)	19.4%
Elliott International, L.P.	31,433,539	(2)	21.3%

Directors and Named Executive Officers
George M. Calhoun	955,833	(3)	*
Dennis M. Craig	401,958	(4)	*
Amr Abdelmonem	447,158	(5)	*
Roger Boivin	—		—
Tom L. Powers	160,108	(7)	*
Howard S. Hoffmann	153,999	(6)	*
Mark D. Brodsky	209,166	(6)(8)	*
Stuart Chase Van Wagenen	15,833	(6)	*
Daniel Spoor	10,550	(9)	*
Dan Gropper	1,667	(6)(8)	—
All directors and executive officers as a group (10 persons)	2,356,272	(10)	1.6%

*	Less than 1%.

(1)	As reflected in a Schedule 13D/ A dated March 8, 2002. The address for Alexander Finance, L.P. is 1560 Sherman Avenue Evanston, IL 60201.

(2)	As reflected in a Schedule 13D/ A dated March 7, 2002. The address of Elliott Associates, L.P. is 712 Fifth Avenue, New York, New York 10019 and the address of Elliott International, L.P. is c/o Elliot International Capital Advisors, Inc. 712 Fifth Avenue New York, New York 10019.

(3)	Includes outstanding options to purchase 745,833 shares, which were exercisable as of April 1, 2002, or within 60 days from such date.

(4)	Includes 17,810 shares of Common Stock of which Mr. Craig shares investment and voting power and outstanding options to purchase 384,148 shares, which were exercisable as of April 1, 2002, or within 60 days from such date.

(5)	Includes outstanding options to purchase 447,158 shares, which were exercisable as of April 1, 2002, or within 60 days from such date.

(6)	Represents the total number of outstanding options to purchase shares, which were exercisable as of April 1, 2002, or within 60 days from such date.

(7)	Includes outstanding options to purchase 157,708 shares, which were exercisable as of April 1, 2002, or within 60 days from such date.

(8)	Messrs. Brodsky and Gropper provide management services to Elliott Associates, L.P. and Elliott International, L.P., each of whom beneficially own 28,636,988 and 31,433,539, respectively. See note 2 above.

(9)	Does not include 2,275,000 shares of Common Stock held by Mr. Spoor’s employer, Lockheed Martin Canada Inc. and options to purchase 42,708 shares which were exercisable as of April 1, 2002, or within 60 days from such date which are held by Mr. Spoor for the benefit of Lockheed Martin Canada Inc. Mr. Spoor does not having voting and or dispositive control over such shares held by Lockheed Martin Canada Inc. and Mr. Spoor disclaims beneficial ownership of such shares.

(10)	Includes outstanding options to purchase 2,115,512 shares, which were exercisable as of April 1, 2002, or within 60 days from such date.

MISCELLANEOUS AND OTHER MATTERS

      Solicitation. The cost of this proxy solicitation will be borne by the Company. The regular employees of the Company may solicit proxies in person or by telephone or facsimile. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation.

      Stockholder Proposals for 2003 Annual Meeting. The Company intends to mail next year’s proxy statement to our stockholders on or about May 8, 2003. Applicable law requires any stockholder proposal intended to be presented at our 2003 Annual Meeting of Stockholders to be received by us at our executive offices in Mt. Prospect, Illinois on or before January 8, 2003 in order to be considered for inclusion in our proxy statement and form of proxy for that annual meeting.

      On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, issued under the Securities Exchange Act of 1934. The amendment to Rule 14a-4(c)(1) governs a company’s use of discretionary proxy voting authority for a stockholder proposal which the stockholder has not sought to include in our proxy statement. The amendment provides that if a proponent of a proposal fails to notify a company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

      With respect to the Company’s 2003 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement, by March 24, 2003 the management proxies will be allowed to use their discretionary authority.

      Other Business. The board of directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in the Company’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the board of directors directs.

By Order of the Board of Directors,

/s/ FRANK CESARIO
By: Frank Cesario
Secretary

Mt. Prospect, Illinois

May 8, 2002

APPENDIX A

AUDIT COMMITTEE CHARTER

ISCO INTERNATIONAL, INC.
(January 28, 2002)

Purpose

      The Audit Committee (the “Committee”) of ISCO International, Inc. (the “Company”) shall assist the Board of Directors (the “Board”) in undertaking and fulfilling its responsibilities for conservative and accurate financial reporting to the public in compliance with Securities and Exchange Commission (the “SEC”) and any other regulatory requirements; shall provide support for management’s efforts to enhance the quality of the Company’s internal control structure; and shall work to provide effective communication between the Board and the Company’s independent public accountants.

Composition

      The Committee shall be comprised of three or more independent Directors as determined by the Board. Independent Directors shall possess the requisite knowledge and experience to fulfill their duties.

Committee Members’ Independence

      Every member of the Committee shall meet the independence and “financial literacy” requirements contained in Rule 121A and 121B(b) of the AMEX’s listing standards, as modified or supplemented from time to time; provided, that one (but no more than one) member of the Committee may be a non-independent director, provided that the Board determines the appointment of such non-independent director to the Committee is in the best interests of the Company and its stockholders, and the Board discloses the reasons for that determination in the Company’s next annual proxy statement. Current employees or officers, or their immediate family members, however, are not able to serve on the audit committee under this exception.

Term

      The members of the Committee shall be appointed for a one year term by the Board at its annual meeting and shall serve until their successors are duly elected and qualified. Unless a chairman is designated by the Board, the members of the Committee will elect a chairman by a formal vote of the Committee’s full membership.

Relationship with Independent Accountants

      The Company’s independent public accountants shall be accountable to the Board and the Committee, and the Board and Committee shall have ultimate authority to select, evaluate and replace the Company’s independent public accountants.

Meetings

      The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than three times a year. The Committee shall report to the Board at the first board meeting following each such audit Committee meeting.

      The Company’s independent public accountants shall attend at least two of the Committee’s meetings each year. The Committee may request members of management or others to attend meetings and to provide pertinent information as necessary. The Committee shall provide management, the independent public accountants and with appropriate opportunities to meet privately with the Committee.

Duties and Responsibilities

      The duties of the Committee shall include the following:

•	Make recommendations to the Board as to:

•	The selection of independent public accountants to examine the books and accounts of the Company for each fiscal year, including a review of the independence of the independent public accountants;

•	The proposed scope of services for the independent public accountants for each fiscal year, including a review of the independent public accountant’s risk assessment process in establishing the scope of the examination, proposed fees, and the reports to be rendered; and

•	The advisability of having the independent public accountants make specified studies and reports as to auditing matters, accounting procedures, tax, or other matters.

•	Review the results of the quarterly reviews and year-end audit of the Company, including:

•	The Annual Report on Form 10-K, the management recommendation letter on accounting procedures and controls prepared by the independent public accountants, and any other reports and management’s responses concerning such reports;

•	Any material accounting issues identified by management or the independent public accountants;

•	Any related party transactions;

•	Other matters required to be communicated by the independent public accountants to the Committee under generally accepted auditing standards, as amended; and

•	Quarterly results and required communications prior to any interim filings with the SEC.

•	Review with management and the independent public accountants such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulators.

•	Review the coordination between the independent public accountants and review the risk assessment process, scopes, and procedures of the Company’s internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Company’s management and approved by the Committee.

•	Ensure that the Company’s independent public accountants submit on a periodic, but not less than annual, basis to the Committee a written statement delineating all relationships between the accountants and the Company, and discuss with the accountants any disclosed relationships that may impact the objectivity and independence of the accountants with the objective of ensuring the continuing objectivity and independence of the accountants.

•	Meet annually with counsel when appropriate to review legal and regulatory matters, if any, that could have a material impact on the financial statements.

•	Make a periodic, but not less than annual, self-assessment of the Committee, including a review of the Charter, using assessment tools available through third parties or developed internally.

      The Committee shall also undertake such additional activities within the scope of its primary function as the Committee from time to time determines. The Committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation.

APPENDIX B

CERTIFICATE OF AMENDMENT

TO
CERTIFICATE OF INCORPORATION
OF
ISCO INTERNATIONAL, INC.

      ISCO INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

      FIRST: That, at a meeting held on April 30, 2002 in accordance with Section 141(b) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted a resolution setting forth the proposed Amendment to Certificate of Incorporation set forth below (the “Amendment”), declaring its advisability, and submitting it to the stockholders entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first sentence of Article 4, Section 4.1 of the Certificate of Incorporation, as amended, of the Corporation is hereby amended, subject to stockholder approval, to add the following paragraphs:

“On the Split Effective Date (as defined below), the Corporation shall effect a ten (10) for one (1) reverse stock split pursuant to which every ten (10) shares of the Corporation’s Common Stock issued and outstanding or held in treasury will be automatically converted into one (1) new share of Common Stock (the “Reverse Stock Split”). The Reverse Stock Split shall be effective as of the close of business on such date that the Amendment is filed with the Secretary of State of the State of Delaware, as determined by the Corporation’s Board of Directors, but in no event later than June 10, 2003 (the “Split Effective Date”). The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of Common Stock issued pursuant to the Reverse Stock Split but instead, if any fractional share results from the Reverse Stock Split, the Corporation shall pay to the stockholder in cash the fair value of such share at the time of the Reverse Stock Split.

On the Split Effective Date, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of Common Stock without any action by the stockholder thereof. As soon as practicable after the Split Effective Date, the Corporation or its agent shall notify the stockholders and request the surrender of their certificates for their existing shares with instructions as to how to receive new certificates and/or payment for their fractional new share interest.

The shares of Common Stock issued pursuant to the Reverse Stock Split shall be identical to the shares of Common Stock they are exchanged for.”

      RESOLVED, that Article 11 of the Certificate of Incorporation, as amended, of the Corporation is hereby deleted in its entirety, subject to stockholder approval.

      SECOND: That, an annual meeting of stockholders was duly called and held on June 11, 2002, upon written notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, voted in favor of the adoption of the Amendment.

      THIRD: That the Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary, all on                      , 2002.

ISCO International, Inc.

By:

_______________________________________ George C. Calhoun
Chief Executive Officer

APPENDIX C

CERTIFICATE OF AMENDMENT

TO
CERTIFICATE OF INCORPORATION
OF
ISCO INTERNATIONAL, INC.

      ISCO INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

      FIRST: That, at a meeting held on April 30, 2002 in accordance with Section 141(b) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted a resolution setting forth the proposed Amendment to Certificate of Incorporation set forth below (the “Amendment”), declaring its advisability, and submitting it to the stockholders entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first sentence of Article 4, Section 4.1 of the Certificate of Incorporation, as amended, of the Corporation is hereby amended, subject to stockholder approval, to add the following paragraphs:

“On the Split Effective Date (as defined below), the Corporation shall effect a six (6) for one (1) reverse stock split pursuant to which every six (6) shares of the Corporation’s Common Stock issued and outstanding or held in treasury will be automatically converted into one (1) new share of Common Stock (the “Reverse Stock Split”). The Reverse Stock Split shall be effective as of the close of business on such date that the Amendment is filed with the Secretary of State of the State of Delaware, as determined by the Corporation’s Board of Directors, but in no event later than June 10, 2003 (the “Split Effective Date”). The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of Common Stock issued pursuant to the Reverse Stock Split but instead, if any fractional share results from the Reverse Stock Split, the Corporation shall pay to the stockholder in cash the fair value of such share at the time of the Reverse Stock Split.

On the Split Effective Date, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of Common Stock without any action by the stockholder thereof. As soon as practicable after the Split Effective Date, the Corporation or its agent shall notify the stockholders and request the surrender of their certificates for their existing shares with instructions as to how to receive new certificates and/or payment for their fractional new share interest.

The shares of Common Stock issued pursuant to the Reverse Stock Split shall be identical to the shares of Common Stock they are exchanged for.”

      RESOLVED, that Article 11 of the Certificate of Incorporation, as amended, of the Corporation is hereby deleted in its entirety, subject to stockholder approval.

      SECOND: That, an annual meeting of stockholders was duly called and held on June 11, 2002, upon written notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, voted in favor of the adoption of the Amendment.

      THIRD: That the Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary, all on                 , 2002.

ISCO International, Inc.

By:

_______________________________________ George C. Calhoun
Chief Executive Officer

PROXY	PROXY

ISCO INTERNATIONAL, INC.
451 KINGSTON COURT — MT. PROSPECT, ILLINOIS 60056

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE JUNE 11, 2002 ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Dr. George Calhoun and Mr. Frank Cesario and either of them as proxies, each with power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated below, all the shares of Common Stock held of record by the undersigned on April 29, 2002 at the Annual Meeting of Stockholders of ISCO International, Inc., to be held on June 11, 2002, at the Doubletree Guest Suites, 1400 Milwaukee Avenue, Glenview, IL 60025, beginning at 10:00 a.m. local time, or at any adjournment or postponement thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE AS TO ANY PARTICULAR ITEM, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED ON THIS PROXY, “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND “FOR” THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY’S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

         PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

         (Continued and to be signed on reverse side.)

ISCO INTERNATIONAL, INC.

       Please mark your votes as in this example.

		For	Withhold
		Nominee	Authority
1.	Election of Directors

Mark D. Brodsky
Daniel Spoor
Stuart Chase Van Wagenen

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to the Company’s Certificate of Incorporation to effectuate a reverse stock split as follows:

(i) every ten (10) issued and outstanding shares to be exchanged for one (1) share.

(ii) every six (6) issued and outstanding shares to be exchanged for one (1) share.

3.	Approval of an amendment to the Company’s Certificate of Incorporation to permit stockholder action to be taken without an annual or special meeting.

4.	Ratify the Appointment of Grant Thornton LLP as the Company’s Independent Auditors.

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3 AND 4 IN THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 AND 4 IF NO SPECIFICATION IS MADE AND WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         Attendance of the undersigned at the meeting, or at any adjournment or postponement thereof, will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting or session the intention of the undersigned to vote said share(s) in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity, as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE      ___________________________________________________________________DATE:________________

SIGNATURE      ___________________________________________________________________DATE:________________

(if jointly owned)

Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

  Please check this box if you plan to attend the meeting.